Exhibit 3.38

State of Missouri Judith K. Moriarty, Secretary of State P.O. Box 778, Jefferson City, Mo. 65102 Corporation Division

Articles of Incorporation

(To be submitted in duplicate by an attorney or an incorporator.)

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:

Article One

The name of the corporation is Cash America of Missouri, Inc.

Article Two

The address, including street and number, if any, of the corporation’s initial registered office in this state is 222 E. Dunkin Street, Jefferson City, MO 65101 and the name of its initial agent at such address is The Prentice-Hall Corporation System, Inc.

Article Three

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be: 1,000 shares of $.01 par value common stock

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows: (See Article Four)

Article Four

The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.

No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

Article Five

The name and place of residence of each incorporator is as follows:

Name	Hugh A. Simpson	Street	1600 West 7th Street	City	Fort Worth, Texas 76102

Article Six

(Designate which and complete the applicable paragraph.)

☐ The number of directors to constitute the first board of directors is             . Thereafter the number of directors shall be fixed by, or in the manner provided by the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

OR

☒ The number of directors to constitute the board of directors is 2 . (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The person to constitute the first board of directors may, but need not, be named.)

Article Seven

The duration of the corporation is pertpetual .

Article Eight

The corporation is formed for the following purposes:

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General and Business Corporation Law of Missouri. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

Article Nine

A director of the Corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 19th day of January, 1994.

/s/ HUGH A. SIMPSON

State of Texas

                                                                         ss.

County of Tarrant

I, Catherine Vincent, a Notary Public, do hereby certify that on this 19th day of January, 1994, personally appeared before me Hugh A. Simpson (and             ,) who being by me first duly sworn, (severally) declared that he is (they are) the person(s) who signed the foregoing document as incorporator(s), and that the statements therein contained are true.

(Notarial Seal)	/s/ CATHERINE VINCENT
Notary Public

My commission expires September 29, 1995

The Secretary of State’s Office makes every effort to provide program accessibility to all citizens without regard to disability. If you desire this publication in alternate form because of a disability, please contact the Director of Publications, P.O. Box 778, Jefferson City, Mo. 65102; phone (314) 751-1814. Hearing-impaired citizens may contact the Director by phone through Missouri Relay (800-735-2966). The Corporations Division also maintains a Telecommunications Device for the Deaf (TDD) at (314) 526-5599.